Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-1 of VB Clothing Inc. of our report dated November 9, 2010, with respect to the balance sheet as of October 22, 2010, and the related statements of operations, stockholders’ (deficit) equity and cash flows for the period from inception on October 15, 2010 through October 22, 2010 of VB Clothing Inc. included in this Report on Form S-1 for the period from the date of inception on October 15, 2010 through October 22, 2010.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
March 3, 2011 ___________________________________
Date